Exhibit 99.1

Contact:	Donna M. Coughey
President and CEO
610-995-1700

Willow Financial Bancorp, Inc. Announces Receipt of NASDAQ Staff
Determination Notice and Reports Selected Preliminary Financial Statement Data
for the Quarter Ended December 31, 2007

WAYNE, PA. (February 21, 2008) -- Willow Financial Bancorp, Inc. (NASDAQ/Global Select Market: WFBC) announced today that, on February 14, 2008, it received an additional NASDAQ Staff Determination notice stating that the Company is not in compliance with NASDAQ Marketplace Rule 4310(c)(14) as a result of its failure to timely file its Form 10-Q for the quarter ended December 31, 2007.  The NASDAQ Staff Determination notice invited the Company to make an additional submission to the NASDAQ Listing Qualifications Panel (the “Panel”) to present its view with respect to this deficiency.  Accordingly, on February 21, 2008, the Company made an additional submission to the Panel to update its plan for regaining compliance with its reporting obligations.  Pending a decision by the Panel, the Company's shares will continue to be listed on The NASDAQ Global Select Market.

As previously announced, on February 8, 2008, the Panel granted the Company’s request for continued listing on the NASDAQ Global Select Market, subject to certain conditions, including that the Company file its Form 10-Q for the period ended September 30, 2007 on or before April 8, 2008.

General:

As a result of the approximately $6 million out-of-balance position in its financial statements, the Company currently is unable to provide complete financial data for the quarter and six-month period ended December 31, 2007.  However, the Company’s results will be affected by, among other things, additional expenses incurred as a result of the Company’s efforts to reconcile its out-of-balance financial statements.  During the quarter ended December 31, 2007, the Company incurred consulting, accounting and legal expenses totaling $0.4 million as a result of the on-going review of certain general ledger accounts and related services associated with reconciling the out-of-balance condition.  The Company is continuing to incur additional expenses in connection with these efforts.

Selected Preliminary Financial Statement Data

Loans Receivable

The Company recorded strong loan growth for the quarter ended December 31, 2007.  Net loans receivable increased $39.2 million, or 3.6%, to $1.12 billion at December 31, 2007 from $1.08 billion at September 30, 2007.  This growth came primarily in the commercial loan portfolio, which grew $45.4 million, or 10.8%, to $466.3 million at December 31, 2007 from September 30, 2007.

Asset Quality

The Company’s asset quality measures remained strong during the quarter, despite the deterioration in the single loan relationship noted below. The allowance for loan losses was $12.7 million, or 1.12% of total loans, at December 31, 2007 as compared to $12.4 million, or 1.14% of total loans, at September 30, 2007.

Total non-performing loans were $10.1 million, or 0.90% of total loans, at December 31, 2007 as compared to $4.6 million, or 0.42% of total loans, at September 30, 2007.  This increase was caused primarily by a $6.7 million commercial real estate loan that was more than 90 days delinquent as of December 31, 2007 being placed on non-accrual status.  The Company believes the carrying value for this loan is adequately protected by the value of collateral and guarantees supporting the loan, and no additional reserves are deemed necessary with respect to this loan at this time.

The Company does not originate or invest in sub-prime loans or securities structured from sub-prime lending.   Also, the Company’s asset valuations have not been significantly impacted by the sub-prime credit crisis as of the date hereof.

Deposits & Borrowings

The market for local deposits remained challenging during the quarter and the Company continued to remain disciplined in pricing its certificates of deposit.  Accordingly, total deposits decreased $33.2 million, or 3.2%, during the quarter to $1.01 billion at December 31, 2007.  The Company’s FHLB advances grew $96.6 million during the quarter to $302.9 million at December 31, 2007 as wholesale borrowings were used to offset the deposit decrease and to provide supplemental funding for loan growth during the quarter.  The Company viewed this change in funding mix as more beneficial to its future net interest margin as recent wholesale funding rates were more advantageous than solely price-driven deposit account rates.

Asset Purchase of Carnegie Wealth Management

As previously announced, the Company completed its asset purchase of Carnegie Wealth Management in December 2007.  The Company recorded $3.2 million of intangible assets at December 31, 2007 associated with this transaction.

About Willow Financial Bancorp

Willow Financial Bancorp, Inc. (NASDAQ Global Select Market: WFBC) is the holding company for Willow Financial Bank, a growing community bank in Southeastern Pennsylvania with $1.6 billion in assets.  With 29 convenient offices, Willow Financial Bank has a substantial community presence in Bucks, Chester, Montgomery, and Philadelphia counties – some of the fastest-growing communities in Pennsylvania.  The Bank provides a complete line of products and services, including: retail banking, business and commercial banking, cash management, wealth management and investments.  Our relentless focus on customer service caters to the distinctive needs of consumers and small business owners through sophisticated commercial clients and high net-worth individuals.  Willow Financial Bank was recognized as the “Best Neighborhood Bank” by Philadelphia Magazine in 2007.  Headquartered in Wayne, Pennsylvania, Willow Financial Bank has the team, the resources and the sophisticated products to compete with any bank in the region.  To see what WillPower is worth, visit www.willowfinancialbank.com or call 1-800-NEW WILLOW.

Forward Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Company’s plan to make an additional submission to the NASDAQ Listing Qualifications Panel and the Company’s ongoing review of certain general ledger accounts.  The forward-looking statements contained in this news release are based on management’s current expectations, and involve risks and uncertainties.  Actual results and future events could differ materially from those stated in such forward-looking statements due to various factors.  The factors that could cause actual results to differ materially include, but are not limited to, the Panel’s response to the Company’s additional submission; the results of the Company’s ongoing review of certain general ledger accounts; the timing and results of the independent audit firm’s review of account reconciliations and the financial impact of the reconciling items on the Company’s financial statements; the timing of filing the Company’s first and second quarter Form 10-Qs; and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.  The forward-looking statements contained in this news release are made as of the date of this release, and the Company expressly disclaims any current intention to update its forward-looking statements to reflect future events or circumstances.